As filed with the Securities and Exchange Commission on August 10, 2001

Registration No. 333-72107

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AMENDMENT 2

Derma Sciences, Inc.
(Exact name of small business issuer as specified in its charter)

Pennsylvania	23-2328753
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

214 Carnegie Center, Suite 100
Princeton, New Jersey  08540
(609) 514-4744
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Edward J. Quilty, President
214 Carnegie Center, Suite 100
Princeton, New Jersey  08540
(609) 514-4744
(Address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications and notices to:
Raymond C. Hedger, Jr., Esq.
Hedger & Hedger
2 Fox Chase Drive
P.O. Box 915
Hershey, PA 17033
(717) 534-9993

        Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                 Proposed maximum      Proposed maximum
   Title of each class of        Amount to be   offering price per    aggregate offering        Amount of
 securities to be registered      registered           share                 price          registration fee
============================================================================================================
Common stock, $.01 par
value per share (1)                  100,000         $0.71 (2)            $   71,000               $ 19
------------------------------------------------------------------------------------------------------------
Common stock, $.01 par
value per share (3)                   29,169         $0.71 (2)                20,710                  5
------------------------------------------------------------------------------------------------------------
Common stock, $.01 par
value per share (4)                   16,667         $0.71 (2)                11,834                  3
------------------------------------------------------------------------------------------------------------
Common stock, $.01 par
value per share (5)                  313,335         $0.71 (2)               222,468                 59
------------------------------------------------------------------------------------------------------------
Common stock, $.01 par
value per share (6)                  369,352         $0.71 (2)               262,240                 69
------------------------------------------------------------------------------------------------------------
Common stock, $.01 par
value per share (7)                  313,332         $0.71 (2)               222,465                 59
------------------------------------------------------------------------------------------------------------
Common stock, $.01 par
value per share (8)                1,044,996         $0.71 (2)               741,947                196
============================================================================================================
Totals                             2,186,851                              $1,552,664               $410
============================================================================================================
(1)	Represents common stock issuable upon exercise of series A warrants. Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock which may be issuable upon exercise of series A warrants to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sale price for the common stock as reported by the OTC Bulletin Board on August 6, 2001.
(3)	Represents common stock issuable upon exercise of series B warrants. Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock which may be issuable upon exercise of series B warrants to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(4)	Represents common stock issuable upon conversion of series C preferred stock into common stock. Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock which may be issuable upon conversion of series C preferred stock to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(5)	Represents common stock issuable upon conversion of series D preferred stock into common stock. Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock which may be issuable upon conversion of series D preferred stock to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(6)	Represents the common stock component of the registrant’s series E units and other common shares issued to investors in non-public offerings. Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock which may be issuable to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(7)	Represents common stock issuable upon exercise of series E warrants. Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock which may be issuable upon exercise of series E warrants to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(8)	Represents common stock issuable upon exercise of series F warrants. Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock which may be issuable upon exercise of series F warrants to prevent dilution resulting from stock splits, stock dividends and similar transactions.

     THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON THE DATE THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS

Derma Sciences, Inc.

8,393,534 Shares of

Common Stock

     The shareholders of Derma Sciences listed below are offering and selling 8,393,534 shares of common stock under this prospectus. We will not receive any part of the proceeds from sales of the shares.

     Our common stock is quoted on: (1) the National Association of Securities Dealers OTC Bulletin Board trading under the ticker symbol "DSCI", and (2) the Boston Stock Exchange trading under the ticker symbol "DMS". On August 6, 2001 the closing price for the common stock as reported by the OTC Bulletin Board was $0.71.

     These shares involve risks. See "Risk Factors" beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August __, 2001.

(Subject to completion)

DERMA SCIENCES

     We market and sell three lines of products. Our wound care products consist of sprays, ointments and dressings for the management of chronic non-healing skin ulcerations, surgical incisions and burns. Our specialty fastener products consist of sterile pressure sensitive adhesive wound closure strips, pressure sensitive adhesive catheter fasteners and tubular net dressings. Our general purpose and specialized skincare products consist of body washes, shampoos, an incontinent wash, a moisture barrier ointment, skin moisturizers and lotions, hand washes and sanitizers and a hard surface disinfectant.

     We sell our products through our own direct sales force, through manufacturers' representatives and through independent distributors. Our primary customers are nursing homes, hospitals, clinics and home healthcare agencies. Our products are available throughout the United States and in selected international markets.

     Our executive offices are located at 214 Carnegie Center, Suite 100, Princeton, New Jersey and our telephone number is (609) 514-4744.

RISK FACTORS

     This investment involves a high degree of risk and you should purchase shares only if you can afford a complete loss of your investment. Consider carefully these risk factors and other information in this prospectus.

The potential increase in common shares due to the conversion or exercise of outstanding derivative securities may have a depressive effect upon the market value of the shares.

     Approximately 7,920,128 shares of our common stock are issuable upon the conversion or exercise of outstanding derivative securities in the form of convertible bonds, convertible preferred stock, warrants and options. The shares of common stock issuable upon conversion or exercise of derivative securities are substantial compared to the 2,407,109 shares of common stock currently outstanding.

     If we generate profits, our common stock's "fully diluted" earnings per share will be calculated assuming the conversion or exercise of all derivative securities. Earnings per share of common stock would be substantially diluted by the existence of these derivative securities regardless of whether they are converted or exercised. This dilution of earnings per share could have a depressive effect upon the market value of our common stock.

We have incurred historical losses and we cannot guarantee future profitability.

     We incurred losses of $2,581,337 in 2000, $2,998,919 in 1999 and $1,816,029 in 1998. For the three months ending March 31, 2001, we earned income of $9,189 (unaudited) and had an accumulated deficit of $10,914,155 (unaudited). During the second and third quarters, 2000, we restructured our operations with a view to reducing operating expenses. The primary component of this restructuring was a reduction in our full-time staff from approximately 80 to 40 employees. As a result of this restructuring, we achieved break-even status in the first and second quarters, 2001. However, we cannot offer you any assurance that we will be able to generate sustained or significant earnings.

Our stock price has been volatile and this volatility is likely to continue.

     Historically, the market price of our common stock has been volatile. The high and low prices for the months January through July, 2001 are set forth in the table below:

Derma Sciences
Trading Range - Common Stock

          Month                         Low               High
          -----                         ---               ----

          January, 2001                $0.50             $0.56
          February, 2001               $0.50             $0.59
          March, 2001                  $0.22             $0.50
          April, 2001                  $0.23             $0.25
          May, 2001                    $0.25             $0.65
          June, 2001                   $0.42             $0.60
          July, 2001                   $0.48             $0.68

      Events that may affect our stock price include:

o	Quarter to quarter variations in our operating results;
o	Changes in earnings estimates by securities analysts;
o	Changes in interest rates or other general economic conditions;
o	Changes in market conditions in the wound care and skin care industries; and
o	The introduction of new products either by us or by our competitors.

     Although all publicly traded securities are subject to price and volume fluctuations, it is likely that our common stock will experience these fluctuations to a greater degree than the securities of more established and better capitalized organizations.

The rate of reimbursement for the purchase of our products by government and private insurance is subject to change.

     Sales of several of our wound care and specialty fastener products depend partly on the ability of our customers to obtain reimbursement for the cost of our products from government health administration agencies, such as Medicare and Medicaid, and private health insurance companies. Historically, about fifteen percent of our sales have been eligible for Medicare or Medicaid reimbursement and about five percent of our sales have been eligible for reimbursement from private insurance companies. During 2000, about thirty percent of sales of wound care and specialty fastener products, representing about nine percent of overall sales, were eligible for Medicare or Medicaid reimbursement.

     Both government health administration agencies and private insurance firms continuously seek to reduce healthcare costs. These cost reduction efforts may adversely affect both the eligibility of our products for reimbursement and the rate of reimbursement. Although we believe that reimbursement policies relative to our products will remain stable for the foreseeable future, we cannot assure you that our products will continue to be eligible for reimbursement indefinitely or that the rate of reimbursement will not be reduced.

Our success may depend upon our ability to protect our patents and proprietary technology.

     We own patents, both in the United States and abroad, for our Dermagran Spray, Dermagran Ointment, Dermagran II Moisturizing Spray and Dermagran II Ointment. We rely upon the protection afforded by our patents and trade secrets to protect the technology we develop or license. Our success may depend upon our ability to protect our intellectual property. However, the enforcement of intellectual property rights can be both expensive and time consuming. Therefore, we may not be able to devote the resources necessary to prevent infringement of our intellectual property. Also, our competitors may develop or acquire substantially similar technologies without infringing our patents or trade secrets. For these reasons, we cannot be certain that our patents and proprietary technology will provide us with a competitive advantage.

Most of our products are manufactured by third party manufacturers.

     We do not manufacture the majority of our products and do not intend to do so in the future. Topiderm, Inc. produces wound care ointment which accounts for about twenty percent of our sales. TapeMark Company produces wound closure strips and catheter fasteners which account for about twenty percent of our sales. Each of our other manufacturers produces products which account for less than ten percent of our sales.

     There are several manufacturers potentially available for each of our products. However, if a current manufacturer were unable or unwilling to continue to manufacture our products, distribution and sales of the affected products could be delayed for the period necessary to secure a replacement.

Competitors could invent products superior to ours and cause our products and technology to become obsolete.

     We operate in an industry where technological developments occur at a rapid pace. We compete with a large number of established companies and institutions many of which have more capital, larger staffs and greater expertise than Derma Sciences. The companies with which we compete include Bristol Myers Squibb-Convatec, Smith & Nephew, Johnson & Johnson, 3M, Provon, Calgon Vestal-Steris and Chester Laboratories. Our competitors currently manufacture and distribute a variety of products which are in many respects comparable to our own. While we have no specific knowledge of products under development by our competitors, it is possible that our competitors may develop technologies and products that are more effective than any that we currently have. If this occurs, any of our products and technology affected by these developments could become obsolete.

Although we are insured, any product liability claims could materially adversely affect our business.

     We sell pharmaceutical products and are exposed to the risk of lawsuits claiming alleged injury caused by our products. Among the grounds for potential claims against us are injuries due to alleged product inefficacy and injuries resulting from infection due to allegedly non-sterile products. Although we carry product liability insurance with limits of $1.0 million per occurrence and $2.0 million aggregate with $5.0 million in umbrella coverage, this insurance may not be adequate to reimburse us for all damages that we could suffer as a result of successful product liability claims. No product liability claim has ever been made against us and we are not aware of any pending product liability claims. However, a successful product liability suit could materially adversely affect our business.

     Some of the information in this prospectus may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and may be subject to the safe harbor created by that section. You can identify these statements by noting the use of forward-looking terms like "believes," "expects," "plans," "estimates" and other similar words. Risks, uncertainties or assumptions that are difficult to predict may affect these kinds of statements. The preceding risk factors and other cautionary statements could cause our actual operating results to differ materially from those expressed in any forward-looking statement. We caution you to keep in mind the preceding risk factors and other cautionary statements and to refrain from placing undue reliance on any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and you can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like Derma Sciences, that file electronically with the SEC. Additional information about Derma Sciences can also be found at our Web site at http://www.dermasciences.com.

      The SEC allows us to "incorporate by reference" the information from the documents we file with them which means that we can disclose important information to you by referring you to those documents. The information which we incorporate by reference is part of this prospectus. Additional information that we file with the SEC will automatically update previous information. We incorporate the following documents by reference into this prospectus:

(a)	Derma Sciences' registration statement on Form 8-A effective May 13, 1994.
(b)	Derma Sciences’ current report on Form 8-K filed July 9, 1998 relative to its series B financing.
(c)	Derma Sciences' proxy statement relative to the second special meeting of shareholders held September 9, 1998 for the purpose of authorizing additional preferred stock in furtherance of Derma Sciences' series B financing.
(d)	Derma Sciences’ current report on Form 8-K filed August 20, 1999 relative to Derma Sciences’ series C financing.
(e)	Derma Sciences’ current report on Form 8-K filed January 10, 2000 relative to Derma Sciences’ series D financing.
(f)	Derma Sciences' current report on Form 8-K filed January 10, 2000 relative to the merger of Derma Sciences' wholly owned subsidiary, Genetic Laboratories Wound Care, Inc., into Derma Sciences.
(g)	Derma Sciences’ quarterly report on Form 10-QSB for the quarter ended March 31, 2001.
(h)	Derma Sciences’ current report on Form 8-K filed April 25, 2000 and amended May 31, 2000 relative to Derma Sciences' restructuring of its sales force.
(i)	Derma Sciences’ current report on Form 8-K filed May 23, 2000 relative to Derma Sciences’ restructuring of its sales force.

(j)	Derma Sciences’ current report on Form 8-K filed June 20, 2000 relative to the assumption by Edward J. Quilty, President and Chief Executive Officer of Derma Sciences, of full-time status.
(k)	Derma Sciences’ current report on Form 8-K filed July 13, 2000 relative to the execution of a distribution agreement with Merit Medical Systems, Inc.
(l)	Derma Sciences’ current report on Form 8-K filed July 18, 2000 and amended August 14, 2000 relative to Derma Sciences’ series E financing.
(m)	Derma Sciences' annual report on Form 10-KSB for the year ended December 31, 2000.
(n)	Derma Sciences' current report on Form 8-K filed March 19, 2001 relative to extension of the maturities of Derma Sciences' series C and series D convertible bonds.
(o)	Derma Sciences’ current report on Form 8-K filed March 27, 2001 relative to the non-renewal of Derma Sciences’ sales agreement with Beverly Enterprises, Inc.
(p)	Derma Sciences’ current report on Form 8-K filed June 13, 2001 relative to the execution of employment agreements with Edward J. Quilty and John E. Yetter, CPA.

      All documents filed by Derma Sciences pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post effective amendment to the registration statement which indicates that all shares of common stock offered by this registration statement have been sold, or which deregisters all shares of common stock then remaining unsold, are incorporated by reference into this prospectus from the date of filing of these documents. Any statement contained in this prospectus or in a document incorporated in this prospectus by reference will be considered modified or replaced for purposes of this prospectus if the statement is modified or replaced by a statement in a later document that also is incorporated by reference in this prospectus.

      This prospectus is part of a registration statement we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules that were filed with it. The statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. We qualify any statement by reference to the copy of the contract or document filed as an exhibit to the registration statement. If you would like a copy of any document incorporated in this prospectus by reference (other than exhibits unless these exhibits are specifically incorporated by reference in a document), you can call or write to us at our principal executive offices, Attention: Edward J. Quilty, President and Chief Executive Officer, at 214 Carnegie Center, Suite 100, Princeton, New Jersey 08540, telephone (609) 514-4744. We will provide this information upon written or oral request and without charge to any person, including a beneficial owner, to whom a copy of this prospectus is delivered.

      We have not authorized any dealer, salesperson or other individual to give any information or to make any representation not contained or incorporated by reference in this prospectus. If you receive any of that kind of information or if any of those types of representations are made to you, you must not rely on the information or representations as having been authorized by Derma Sciences. Also, you must not consider that the delivery of this prospectus or any sale made under it implies that the affairs of Derma Sciences have remained unchanged since the date of this prospectus or that the information contained in this prospectus is correct or complete as of any time after the date of this prospectus.

      This prospectus and any supplement to this prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities covered by this prospectus to any person in any jurisdiction in which this offer or solicitation is unlawful.

USE OF PROCEEDS

     All of the net proceeds from the sale of the shares will go to the selling shareholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the sale of the shares.

SELLING SHAREHOLDERS

      We have agreed with the selling shareholders to register the following shares:

o	Shares of our common stock purchased by the selling shareholders in transactions not involving a public offering;
o	Shares of our common stock to be issued to the selling shareholders upon conversion of their preferred stock; and
o	Shares of our common stock to be issued to the selling shareholders upon exercise of their warrants.

      We also agreed to use our best efforts to keep the registration statement effective until the earlier of two years from the date the registration statements becomes effective or until the shares may be publicly sold in accordance with SEC rules. Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

      The following table presents information regarding the selling shareholders' ownership of our common stock. We determine each selling shareholder's pre-offering ownership by assuming that all options and warrants held by the selling shareholder have been exercised and all shares of convertible preferred stock held by the selling shareholder have been converted into common stock. We determine each selling shareholder's post-offering ownership by assuming that all of the shares offered by this registration statement are sold. Except as noted, no selling shareholder has had any position, office or other material relationship with Derma Sciences, or any of its affiliates, during the past three years other than as an owner of our securities:

                                                                                           Percentage of
                                                                            Shares to be    Outstanding
                                               Shares           Shares          Owned       Shares to be
                                             Beneficially       Offered         After       Owned After
                       Name                     Owned           Hereby        Offering        Offering
                       ----                     -----           ------        --------        --------
Michael J. Baker............................       500              500               0          0.0%
Bald Eagle Fund, Ltd........................   148,932          148,932               0          0.0%
Carl Budge..................................       500              500               0          0.0%
Charles F. Caudell..........................    14,584           14,584               0          0.0%
Dolphin Offshore Partners...................   280,002          280,002               0          0.0%
Steven Elms (1).............................     9,000            4,000           5,000           (*)
Kristin L. Enghauser (1)....................     3,500            1,000           2,500           (*)
Edmond S. Farber............................     5,556            5,556               0          0.0%
Galen Employee Fund III, L.P. (2)...........    18,669           17,543           1,126           (*)
Galen Partners III, L.P. (2)................ 4,455,221        4,226,801         228,420          8.7%
Galen Partners International, III, L.P. (2)    415,114          387,655          27,459          1.1%
David Golden (1)............................     8,334            3,334           5,000           (*)
Herbert Greenbert...........................     1,000            1,000               0          0.0%
Hambrecht & Quist California (3)............ 1,288,334        1,043,334         245,000          9.2%
Raymond C. Hedger...........................     4,500            2,500           2,000           (*)
Mark Hood...................................     6,250            6,250               0          0.0%
Vivek Jain (4)..............................    48,835           36,335          12,500           (*)
Kasowitz, Benson, Torres & Friedman.........    35,000           35,000               0          0.0%
Kensington Partners, II, L.P................    40,656           40,656               0          0.0%
Kensington Partners, L.P....................   650,412          650,412               0          0.0%
Ronald M. Lazar.............................     5,556            5,556               0          0.0%
Stephen Loughran............................     1,250            1,250               0          0.0%
Giacoma Mangiaracina........................     1,250            1,250               0          0.0%
W. Richard McDowell.........................     2,500            2,500               0          0.0%
Timothy McInnerney..........................    16,668           16,668               0          0.0%
Geoffrey Michael............................     2,500            2,500               0          0.0%
Beatrice Mink...............................     1,250            1,250               0          0.0%
Richard S. Mink.............................    54,584           14,584          40,000          1.6%
Kevin Owen..................................       500              500               0          0.0%
Rick Owens..................................     2,500            2,500               0          0.0%
Anthony Polack..............................     5,556            5,556               0          0.0%

Patricia Pryzwara...........................     1,875            1,875               0          0.0%
Dennis J. Purcell...........................    35,000           10,000          25,000          1.0%
Charles Putnam..............................    15,916           12,916           3,000           (*)
Edward J. Quilty............................   655,324          519,269         136,055          5.4%
Redwood Asset Management....................   763,337          713,337          50,000          2.0%
RL Capital Partners L.P.....................     8,334            8,334               0          0.0%
John Rumsey.................................     3,334            3,334               0          0.0%
Brian Shaffer...............................     1,250            1,250               0          0.0%
Carl Spana..................................    15,916           12,916           3,000           (*)
Herbert Tarlow..............................     1,250            1,250               0          0.0%
The Alpha Group.............................    10,000           10,000               0          0.0%
Louis Tsarouhas.............................     1,750            1,750               0          0.0%
Harold Weinstein............................     1,000            1,000               0          0.0%
Stephen T. Wills............................   193,295          136,295          57,000          2.3%
                                            ----------    -------------   -------------
         Total Shares....................... 9,236,594        8,393,534         843,060

_____________________________

(1)	This Selling Shareholder is employed by Chase Hambrecht & Quist LLC. See note (3).
(2)	Srini Conjeevaram, a director of Derma Sciences, is a general partner of Claudius, L.L.C. Claudius, L.L.C. is the managing partner of Galen Partners III, L.P. and Galen Partners International III, L.P.
(3)	Chase Hambrecht & Quist LLC, an affiliate of Hambrecht & Quist California, provides investment banking services to Derma Sciences.
(4)	Vivek Jain is employed by Chase Hambrecht & Quist LLC and is the executive primarily responsible for servicing Derma Sciences' Hambrecht & Quist account.
(*)	Less than one percent.

PLAN OF DISTRIBUTION

      The selling shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

o	In the over-the-counter market;
o	On the OTC Bulletin Board, the Boston Stock Exchange or any national securities exchange or market on which our common stock may be listed at the time of sale;
o	Through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
o	Through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
o	In ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o	Through options, swaps or derivatives;
o	In privately negotiated transactions;
o	In transactions to cover short sales;
o	Through any other legally permissible method; and
o	Through a combination of any of the previous methods of sale.

      The selling shareholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell the shares. In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling shareholder or, if any broker-dealer acts as agent for the purchaser of the shares, from a purchaser in amounts to be negotiated. This compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of shares at a stipulated price per share. If the broker-dealer is unable to sell the shares as agent for a selling shareholder, it may purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the selling shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions in the over-the-counter market or otherwise at market prices and terms then prevailing or in negotiated transactions.

      The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In this event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      From time to time the selling shareholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with these transactions or in settlement of securities loans. In addition, selling shareholders may pledge their shares pursuant to the margin provisions of customer agreements with their broker-dealers. Upon delivery of these shares or upon default by a selling shareholder, the broker-dealer or financial institution may offer and sell the shareholder's pledged shares.

LEGAL MATTERS

      For the purposes of this offering, Hedger & Hedger, 2 Fox Chase Drive, P.O. Box 915, Hershey, Pennsylvania, 17033, is giving its opinion on the validity and non-assessability of the shares.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth expenses (estimated except for the registration fee) in connection with the offering described in the registration statement:

         SEC registration fee .........................     $ 2,055
         Accounting fees and expenses .................       8,500
         Legal fees and expenses ......................      20,000
         Printing expenses ............................       2,500
         Miscellaneous ................................       1,000
                                                          ---------

             Total ....................................     $34,055

Item 15. Indemnification of Directors and Officers.

      Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988 empower the Company, and the bylaws of the Company provide that it shall have the power, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or in the case of actions undertaken other than in his official capacity, not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

Item 16. Exhibits.

Exhibit Number	Description
5 ............	Opinion of Hedger & Hedger regarding the legality of the securities being registered
10 ..........	Confidential private placement memorandum dated June 10, 1998
23.1 .......	Consent of Ernst & Young LLP
23.2 .......	Consent of Hedger & Hedger (included in its opinion filed as Exhibit 5)
24 ..........	Powers of Attorney (included in signature page forming a part hereof)

Item 17. Undertakings.

     The undersigned Registrant undertakes:

     (l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signatures on next page]

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of August, 2001.

DERMA SCIENCES, INC.

By: /s/ Edward J. Quilty Edward J. Quilty President and Chief Executive Officer

POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints Edward J. Quilty as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits to be filed also, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date

/s/ Edward J. Quilty	President, Chief Executive Officer and	August 10, 2001
Edward J. Quilty	Chairman of the Board of Directors (Principal Executive Officer)

/s/ John E. Yetter	Chief Financial Officer	August 10, 2001
John E. Yetter, CPA	(Principal Financial and Accounting Officer)

*	Director	August 10, 2001
Srini Conjeevaram

*	Director	August 10, 2001
Stephen T. Wills, CPA, MST

/s/ James T. O'Brien	Director	August 10, 2001
James T. O'Brien

_________

*By: /s/ Edward J. Quilty
       Edward J. Quilty
       Attorney-in-Fact